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                                                                    EXHIBIT 99.1

                             JOINT FILING AGREEMENT

         In accordance with Rule 13d-1(k)(1) promulgated under the Securities Exchange Act of 1934, as amended, the undersigned hereby agree to the joint filing with each other on behalf of each of them a statement on Schedule 13D (including amendments thereto) with respect to the common stock of LendingTree, Inc. beneficially owned by each of them and further agree that this Joint Filing Agreement be included as an exhibit to any such joint filings.

         The undersigned further agree that each party hereto is responsible for the timely filing of such statement on Schedule 13D and any amendments thereto, and for the completeness or accuracy of the information concerning such party contained therein; provided, however, that no party is responsible for the completeness or accuracy of the information contained therein concerning any other party, unless such party knows or has reason to believe that such information is inaccurate.

         IN WITNESS WHEREOF, the undersigned have executed this Joint Filing Agreement as of the 23rd day of May, 2002.


                                        /s/ Douglas R. Lebda
                                        ----------------------------------------
                                        Douglas R. Lebda


                                        /s/ Tara G. Lebda
                                        ----------------------------------------
                                        Tara G. Lebda


                                        DOUGLAS R. LEBDA GRANTOR ANNUITY TRUST


                                        By: /s/ David Jonathan Rich
                                            ------------------------------------
                                            Name: David Jonathan Rich
                                            Title: Trustee





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